Universal Forest Products, Inc.

Exhibit 99(1)

News release

---------------AT THE COMPANY---------------

Dave Tutas

VP, Legal and General Counsel

(616) 365-1533

FOR IMMEDIATE RELEASE

Wednesday, January 2, 2019

Priority Health President Joan Budden appointed to UFPI Board of Directors

GRAND RAPIDS, Mich., January 2, 2019 -- Universal Forest Products, Inc. (Nasdaq: UFPI) today announced that Joan Budden, president of Grand Rapids, Mich.-based Priority Health, was appointed to its Board of Directors, effective January 1, 2019.

Budden joins the board with 30 years of health care experience. She joined Priority Health in 2009 as chief marketing officer and was named to her current role in 2016. Before joining Priority Health, she served in a number of leadership and executive management roles, including as a vice president at Blue Cross Blue Shield of Michigan.

“Joan brings with her a wealth of executive leadership experience and marketing skills. In addition, her expertise in health care, a major budget item for our Company, will be a benefit to our board and management team,” said UFPI Chairman William G. Currie. “We are pleased to have her join our board and look forward to the fresh perspective she will bring.”

Budden graduated with a B.S. in business administration from the University of Michigan and a master’s degree from Wayne State University. She serves as a board member for a number of community and business organizations.

UNIVERSAL FOREST PRODUCTS, INC.

Universal Forest Products, Inc. is a holding company whose subsidiaries supply wood, wood composite and other products to three robust markets: retail, construction and industrial.  Founded in 1955, the Company is headquartered in Grand Rapids, Mich., with affiliates throughout North America, Europe, Asia and Australia. For more about Universal Forest Products, go to www.ufpi.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; government regulations, particularly involving environmental and safety

Universal Forest Products, Inc.

regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

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